Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 12, 2000)          Registration Number 333-44960

                                  $805,000,000

                         Diamond Offshore Drilling, Inc.

               Zero Coupon Convertible Debentures Due June 6, 2020

                   -------------------------------------------

           This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Debentures Due June 6, 2020 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 12, 2000. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to persons previously listed in the prospectus that are listed below.

                                                                 PRINCIPAL AMOUNT AT                                    NUMBER OF
                                                                MATURITY OF DEBENTURES        PERCENTAGE OF            CONVERSION
                                                                  BENEFICIALLY OWNED            DEBENTURES             SHARES THAT
NAME                                                               THAT MAY BE SOLD            OUTSTANDING             MAY BE SOLD
----                                                               ----------------            -----------             -----------
Protective Life Insurance Company............................     $       20,000,000               2.48%                 172,150
Morgan Stanley Dean Witter Convertible Securities Trust......     $        6,000,000               0.75%                  51,645
The Northwestern Mutual Life Insurance Company (1) ..........     $       13,000,000               1.61%                 111,897
Bankers Trust Company as trustee for Daimler Chrysler Corp
   Employee No. 1 Pension Plan...............................     $        3,470,000               0.43%                  29,868
Franklin and Marshall College................................     $          235,000               0.03%                   2,022
Penn Treaty Network America Insurance Company................     $          280,000               0.03%                   2,410
State Street Bank as custodian for GE Pension Trust..........     $        1,715,000               0.21%                  14,761
Lutheran Brotherhood.........................................     $        5,000,000               0.62%                  43,037
IL Annuity & Insurance Company...............................     $       30,000,000               3.73%                 258,225
Hamilton Partners Limited....................................     $       53,000,000               6.58%                 456,197
Pacific Life Insurance Company...............................     $       20,016,000               2.49%                 172,287
Lehman Brothers Inc..........................................     $       10,940,000               1.36%                  94,166
Potlatch-First Trust Co. of St. Paul.........................     $        1,200,000               0.15%                  10,329
Standard Insurance Company...................................     $          650,000               0.08%                   5,594
Key Trust Convertible Securities Fund........................     $          315,000               0.04%                   2,711
EB Convertible Securities Fund...............................     $        1,900,000               0.24%                  16,354
Charitable Convertible Securities Fund.......................     $        2,000,000               0.25%                  17,215
Parker Hannifin Pension/Key..................................     $          400,000               0.05%                   3,443
Omnova Solutions.............................................     $          120,000               0.01%                   1,032
Aerojet Inc. Foundation......................................     $           65,000               0.01%                     559

Any other holder of Debentures or future transferees from
any such Holder (2)..........................................     $      156,101,000               19.39%              1,343,639

Total........................................................     $      805,000,000              100.00%              6,929,013 (3)


----------------------------

(1) Includes $1,000,000 principal amount held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(2) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(3) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.

                     --------------------------------------



           The date of this prospectus supplement is November 9, 2000.





















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